RHBT Financial Corporation and Ridgeway Bancshares Suspend Merger Plans
         Rock Hill, S.C., March 14, 2001

         RHBT Financial Corporation (Nasdaq: RHBT), holding company for Rock Hill Bank & Trust, and Ridgeway Bancshares, Inc., holding company for Bank of Ridgeway, announced today that they have agreed to suspend their merger plans.

         J. A. Ferguson, Jr., President and Chief Executive Officer of RHBT, stated: "We think highly of Bank of Ridgeway and its management team and still hope to move forward with a merger at some point. However, because of the distractions caused by a previously announced lawsuit filed against Rock Hill Bank & Trust, it simply makes sense to suspend merger negotiations for the current time. We do not have a definite timetable or definite plans to get back together, although I believe both RHBT and Ridgeway hope to be able to do so."

         William Harwell, President and Chief Executive Officer of Ridgeway Bancshares, stated: "We have developed a very high regard for RHBT's directors, officers, and employees and looked forward to working with them. We hope and expect that the lawsuit will be decided in RHBT's favor, but we agree it does not make sense to move forward with the merger under the circumstances."

         As previously announced, Rock Hill Bank & Trust and a former trust officer have been named as defendants in a lawsuit alleging misdirection of $9.5 million deposited in the Bank's trust department. Although much of the complaint involves actions by others and events the Bank was not involved in, the Bank takes these allegations very seriously and intends to defend the lawsuit vigorously. Rock Hill Bank & Trust understands that the FDIC and the FBI are investigating matters related to the lawsuit at the request of Rock Hill Bank & Trust.

         RHBT Financial Corporation is the holding company for Rock Hill Bank & Trust, a banking organization based in Rock Hill, South Carolina. Rock Hill Bank & Trust currently operates three banking locations, including two locations in Rock Hill and one location in the Fort Mill/Tega Cay area. RHBT Financial Corporation common stock trades on The Nasdaq Stock Market under the symbol "RHBT."

         Ridgeway Bancshares, Inc. is the holding company for Bank of Ridgeway, a banking organization based in Ridgeway, South Carolina. Bank of Ridgeway currently operates three banking locations in Ridgeway, Winnsboro, and Blythewood, and is South Carolina's oldest bank, having been founded in 1898.
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         Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.